UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 31, 2007
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item	Description
5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
8.01	Other Events

2.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02          Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Nord Resources Corporation ("Nord") adopted a performance incentive plan (the "Plan") on July 31, 2007 for the purpose of retaining and providing an incentive to certain key employees involved in restarting and commissioning the Johnson Camp Mine (the "JCM"). The Plan covers the period of time from July 1, 2007 to December 31, 2008 and bases its payouts on the achievement of certain key targets and milestones associated with the restart and commissioning of the JCM. The key targets and milestones are as follows:
Target or Milestone	Weight %
First production of cathode	20%
Commencement of mining operations	10%
Completion of mining construction	10%
Achievement of the production of approximately 1,000,000 lbs of cathode, on a monthly basis	10%
Achievement of the production of approximately 2,000,000 lbs of cathode, on a monthly basis	20%
Restart and commissioning capital expenditure of less than a certain amount Self funding upside of 150% if capital expenditures are equal to or less than a certain amount	20%
Safety - # of Lost Time Incidents during plan period	10%

Nord's Compensation Committee will be responsible for administering the Plan, including selecting employees eligible to participate in the Plan, determining their participation level and establishing key target dates for payments to be made under the Plan.

SECTION 8 - OTHER EVENTS

Item 8.01          Other Events.

Nord is party to an executive employment agreement with Erland Anderson, Executive Vice President and Chief Operating Officer, that sets Mr. Anderson's base salary at $150,000 per annum. On July 11, 2007 the Board of Directors of Nord approved an increase to Mr. Anderson's base salary from $150,000 to $175,000 per annum to reflect his increased responsibilities associated with the restart and commissioning of the JCM.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: August 3, 2007	By: /s/ John Perry____________ John Perry President and Chief Executive Officer

4.